As filed with the Securities and Exchange Commission on July 1, 2025

Registration No. 333-280586

Registration No. 333-256298

Registration No. 333-218302

Registration No. 333-202798

Registration No. 333-197860

Registration No. 333-187199

Registration No. 333-172358

Registration No. 333-165264

Registration No. 333-157512

Registration No. 333-149496

Registration No. 333-140878

Registration No. 333-131904

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-280586

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-256298

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-218302

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202798

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-197860

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-187199

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172358

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165264

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-157512

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-149496

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-140878

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-131904

UNDER

THE SECURITIES ACT OF 1933

Everi Holdings Inc.

(Exact name of the registrant as specified in its charter)

Delaware

Everi Holdings Inc. Amended & Restated 2014 Equity Incentive Plan

Global Cash Access Holdings, Inc. 2014 Equity Incentive Plan

Multimedia Games Holding Company, Inc. 2012 Equity Incentive Plan

Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan

Notice of Stock Option Award and Stock Option Award Agreement with Harry C. Hagerty

		20-0723270
(State or other jurisdiction of incorporation or organization)	(Full titles of plans)	(I.R.S. Employer Identification No.)
7250 S. Tenaya Way, Suite 100 Las Vegas, Nevada	Mark F. Labay Executive Vice President, Chief Financial Officer and Treasurer Everi Holdings Inc. 7250 S. Tenaya Way, Suite 100 Las Vegas, Nevada 89113 (Name and address of agent for service) (800) 833-7110 (Telephone number, including area code, of agent for service) Copies to: Davina K. Kaile Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 233-4500	89113
(Address of principal executive offices)		(Zip Code)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is being filed by Everi Holdings Inc., a Delaware corporation (the “Registrant”) to deregister all shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), which are unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed by the Registrant with the Securities and Exchange Commission:

•	Registration Statement No. 333-280586, filed on June 28, 2024, registering 3,590,000 shares of Common Stock under the Everi Holdings Inc. Amended & Restated 2014 Equity Incentive Plan;

•	Registration Statement No. 333-256298, filed on May 19, 2021, registering 5,000,000 shares of Common Stock under the Everi Holdings Inc. Amended & Restated 2014 Equity Incentive Plan;

•	Registration Statement No. 333-218302, filed on May 26, 2017, registering 3,500,000 shares of Common Stock under the Everi Holdings Inc. Amended & Restated 2014 Equity Incentive Plan;

•	Registration Statement No. 333-202798, filed on March 16, 2015, registering 4,117,917 shares of Common Stock under the Multimedia Games Holding Company, Inc. 2012 Equity Incentive Plan;

•	Registration Statement No. 333-197860, filed on August 5, 2014, registering 10,275,000 shares of Common Stock under the Global Cash Access Holdings, Inc. 2014 Equity Incentive Plan;

•	Registration Statement No. 333-187199, filed on March 12, 2013, registering 3,174,064 shares of Common Stock under the Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan;

•	Registration Statement No. 333-172358, filed on February 18, 2011, registering 1,931,400 shares of Common Stock under the Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan;

•	Registration Statement No. 333-165264, filed on March 5, 2010, registering 2,500,334 shares of Common Stock under the Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan;

•	Registration Statement No. 333-157512, filed on February 25, 2009, registering 2,488,819 shares of Common Stock under the Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan;

•	Registration Statement No. 333-149496, filed on March 3, 2008, registering 2,501,369 shares of Common Stock under the Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan;

•	Registration Statement No. 333-140878, filed on February 26, 2007, registering 2,469,376 shares of Common Stock under the Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan; and

•

Registration Statement No. 333-131904, filed on February  16, 2006, registering 722,215 shares of Common Stock under the Notice of Stock Option Award and Stock Option Award Agreement with Harry C. Hagerty and 6,288,222 shares of Common Stock under the Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan.

On July 1, 2025, pursuant to the terms and conditions of the previously disclosed definitive agreements executed on July 26, 2024 by and among the Registrant, International Game Technology PLC, a public limited company incorporated under the laws of England and Wales (“IGT”), Ignite Rotate LLC, a Delaware limited liability company and a direct wholly owned subsidiary of IGT (“Spinco”), Voyager Parent, LLC, a Delaware limited liability company owned by funds managed by affiliates of Apollo Global Management, Inc. (“Buyer”), and Voyager Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Buyer (“Buyer Sub,” and together with the Registrant, IGT, Spinco, and Buyer, the “Parties”), the Parties completed certain transactions, as a result of which, among other matters, Everi and IGT’s Gaming & Digital business were simultaneously acquired by Buyer.

Pursuant to the terms and subject to the conditions of the definitive agreements:

•

IGT transferred, or caused to be transferred, to Spinco substantially all of the assets, and Spinco assumed substantially all of the liabilities of IGT’s Gaming and Digital business (the “Separation”);

•

Immediately following the Separation and immediately prior to the consummation of the Merger (as defined below), (i) Buyer purchased from IGT, and IGT sold to Buyer, all of the outstanding units of Spinco (the “Equity Sale”); and (ii) Voyager Canada BidCo Limited, an affiliate of Buyer, purchased from IGT, and IGT sold to Voyager Canada BidCo Limited, all of the outstanding shares in the capital stock of IGT Canada Solutions ULC (the “Canada Sub Equity Interests Sale”); and

•	Immediately following the consummation of the Equity Sale and the Canada Sub Equity Interests Sale and at the effective time of the Merger (the “Merger Effective Time”):

•	Buyer Sub was merged with and into the Registrant, with the Registrant surviving the Merger as a direct wholly owned subsidiary of Buyer (the “Merger”).

As a result of the Merger and in connection with the delisting and the deregistration of the Registrant’s securities under Section 12(b) of the Securities Exchange Act of 1934, as amended, the Registrant is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statements and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all shares of Common Stock registered thereunder that remain unsold as of the effectiveness date. Upon the effectiveness of this Post-Effective Amendment, no shares of Common Stock will remain registered for sale pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 1, 2025.

EVERI HOLDINGS INC.

By:	/s/ Mark F. Labay
Mark F. Labay Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy L. Taylor, Mark F. Labay, and Todd A. Valli and each of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Post-Effective Amendment to the Registration Statements and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Post-Effective Amendment to the Registration Statements has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ RANDY L. TAYLOR	President and Chief Executive Officer and Director	July 1, 2025
Randy L. Taylor	(Principal Executive Officer)

/s/ MARK F. LABAY	Executive Vice President, Chief Financial Officer	July 1, 2025
Mark F. Labay	(Principal Financial Officer) and Treasurer

/s/ TODD A. VALLI	Senior Vice President, Chief Accounting Officer	July 1, 2025
Todd A. Valli	(Principal Accounting Officer)

/s/ MICHAEL D. RUMBOLZ	Executive Chair of the Board	July 1, 2025
Michael D. Rumbolz	Director

/s/ ATUL BALI	Lead Independent Director	July 1, 2025
Atul Bali

/s/ GEOFFREY P. JUDGE	Director	July 1, 2025
Geoffrey P. Judge

/s/ LINSTER W. FOX	Director	July 1, 2025
Linster W. Fox

/s/ MAUREEN T. MULLARKEY	Director	July 1, 2025
Maureen T. Mullarkey

/s/ SECIL TABLI WATSON	Director	July 1, 2025
Secil Tabli Watson

/s/ PAUL FINCH	Director	July 1, 2025
Paul Finch

/s/ DEBRA L. NUTTON	Director	July 1, 2025
Debra L. Nutton